Exhibit 4.3

7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042

THIRD SUPPLEMENTAL INDENTURE

between

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

Supplemental to Junior Subordinated Indenture

Dated as of April 5, 2012

Table of Contents

ARTICLE 1
DEFINITIONS

Section 1.01 Definitions	1

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.01 Designation, Principal Amount and Authorized Denominations	7
Section 2.02 Repayment	8
Section 2.03 Form	8
Section 2.04 Rate of Interest; Interest Payment Date	9
Section 2.05 Interest Deferral	9
Section 2.06 Events of Default	10
Section 2.07 Securities Registrar; Paying Agent; Delegation of Trustee Duties	12
Section 2.08 Subordination	12
Section 2.09 Satisfaction and Discharge	12

ARTICLE 3
COVENANTS

Section 3.01 Dividend and Other Payment Stoppages	12

ARTICLE 4
REDEMPTION OF THE DEBENTURES

Section 4.01 Redemption	13
Section 4.02 Redemption Price	14

ARTICLE 5
ORIGINAL ISSUE OF DEBENTURES

Section 5.01 Calculation of Original Issue Discount	14

ARTICLE 6
MISCELLANEOUS

Section 6.01 Effectiveness	15
Section 6.02 Effect of Recitals	15
Section 6.03 Ratification of Indenture	15
Section 6.04 Tax Treatment	15

i

Section 6.05 Governing Law	15
Section 6.06 Severability	15
Exhibit A Specimen Debenture	A-1

ii

THIRD SUPPLEMENTAL INDENTURE, dated as of April 5, 2012 (the “Third Supplemental Indenture”), between THE HARTFORD FINANCIAL SERVICES GROUP, INC., a Delaware corporation (the “Company”), having its principal office at One Hartford Plaza, Hartford, Connecticut 06155, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association incorporated and existing under the laws of the United States of America, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into a Junior Subordinated Indenture, dated as of June 6, 2008 (as it may from time to time be supplemented or amended, the “Indenture”). Section 901 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to provide for the issuance of and establish the form and terms of the Securities of any series as provided in Section 201 or 301 thereof.

Pursuant to Sections 201 and 301 of the Indenture, the Company desires to provide for the issuance and establishment of a series of Securities under the Indenture, and the form and terms thereof, as hereinafter set forth.

The Company has requested that the Trustee execute and deliver this Third Supplemental Indenture. The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102 and 903 of the Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Third Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Third Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE: For and in consideration of the premises and the purchase of the Debentures (as herein defined) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debentures, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in the Indenture have the same meaning when used in this Third Supplemental Indenture unless otherwise defined herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Third Supplemental Indenture.

(d) Any reference herein to “interest” shall include any Additional Interest.

In addition, the following terms used in this Third Supplemental Indenture have the following respective meanings:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the Debentures the payment of which has not been made on the applicable Interest Payment Date.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, (iii) a day on which the Corporate Trust Office of the Trustee is closed for business or (iv) on or after April 15, 2022, a day that is not a London Banking Day.

“Calculation Agent” means, with respect to the Debentures, The Bank of New York Mellon Trust Company, N.A., or any other successor, acting as calculation agent in respect of the Debentures.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning specified in the Recitals.

“Debentures” has the meaning specified in Section 2.01.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects or is deemed to elect to defer interest pursuant to Section 2.05 and ending on the earlier of (i) the tenth anniversary of that Interest

Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including Additional Interest) and all other accrued interest on the Debentures.

“Event of Default” has the meaning specified in Section 2.07.

“Fixed Rate Interest Period” the period beginning on and including April 5, 2012 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date, until April 15, 2022.

“Floating Rate” has the meaning specified in Section 2.04(a).

“Floating Rate Interest Period” the period beginning on and including April 15, 2022 and ending on but excluding the next Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.

“Indenture” has the meaning specified in the Recitals.

“Interest Payment Date” shall have the meaning specified in Section 2.04(b).

“Interest Period” means a Fixed Rate Interest Period or a Floating Rate Interest Period, as the case may be.

“LIBOR Determination Date” means, with respect to any Floating Rate Interest Period, the second London Banking Day immediately preceding the first day of such Floating Rate Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Make-Whole Redemption Amount” means, with respect to the principal amount of any Debentures to be redeemed, the sum, as determined by the Premium Calculation Agent, of the present value of (i) the outstanding principal (discounted from April 15, 2022 to but excluding the Redemption Date) and (ii) the remaining scheduled payments of interest that would have been payable from the Redemption Date to and including April 15, 2022 on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to but excluding the Redemption Date), discounted from their respective Interest Payment Dates to but excluding the Redemption Date (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as determined and provided to the Premium Calculation Agent by the Treasury Dealer) plus a spread of 0.700%.

“Maturity Date” has the meaning specified in Section 2.02.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Parity Securities” shall have the meaning specified in Section 3.01(b).

“Premium Calculation Agent” means Goldman, Sachs & Co., or, if that firm is unwilling or unable to calculate the Make-Whole Redemption Amount, an investment banking institution of national standing, appointed by the Company.

“Rating Agency Event” means, after the date hereof, a change by any NRSRO in its criteria for awarding equity credit to securities such as the Debentures, which change results in (i) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that NRSRO as compared to the length of time they would have been assigned that level of equity credit by such NRSRO or its predecessor on the date hereof or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that NRSRO as compared to the equity credit that such NRSRO or its predecessor assigned to the Debentures on the date hereof.

“Regular Record Date” means, with respect to an Interest Payment Date, the January 1, April 1, July 1 or October 1, as the case may be, next preceding such Interest Payment Date, in each case whether or not a Business Day.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by the Company as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“Securities Registrar” means, with respect to the Debentures, The Bank of New York Mellon Trust Company, N.A., or any other firm appointed by the Company, acting as securities registrar for the Debentures.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York Mellon Trust Company, N.A., in its capacity as Securities Registrar under the Indenture, is located at 2 North Lasalle Street, Suite 1020, Global Corporate Trust, Chicago, Illinois 60602.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which ordinary have voting power to elect a majority of the board of directors or other managers of such Person are at the time owned or the management and policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any: (i) amendment to, or change in, (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation, (ii) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (i) above, by any court, government agency or regulatory authority, or (iii) threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Third Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto.

“Three-Month LIBOR” means, with respect to any Floating Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of such Floating Rate Interest Period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. If such rate does not appear on Reuters Page LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Floating Rate Interest Period. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of such bank’s rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Floating Rate Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company) at approximately 11:00 a.m.,

New York City time, on the first day of that Floating Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Floating Rate Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Floating Rate Interest Period will be the same as Three-Month LIBOR as determined for the previous Floating Rate Interest Period or, in the case of the Floating Rate Interest Period beginning on April 15, 2022, 0.46815%. The establishment of Three-Month LIBOR for each Floating Rate Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Trading Day” means a day on which the Common Stock is traded on the New York Stock Exchange, or if not then listed on the New York Stock Exchange, a day on which the Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which the Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective successors) or, if each of Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective successors) refuses to act as Treasury Dealer for the purpose of determining the Make-Whole Redemption Amount or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Price” means, with respect to a Redemption Date of the Debentures, the bid-side price for the Treasury Security as of the third Trading Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by The Wall Street Journal on that Trading Day and designated “Treasury Bonds, Notes and Bills,” as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then “Treasury Price” will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means, with respect to a Redemption Date of the Debentures, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated by the Treasury Dealer in accordance with standard market practice and computed as of the second Trading Day preceding such Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.01 Designation, Principal Amount and Authorized Denominations.

(a) Designation. Pursuant to Sections 201 and 301 of the Indenture, there is hereby established a series of Securities of the Company designated as the 7.875% Fixed-To-Floating Rate Junior Subordinated Debentures due 2042 (the “Debentures”), the principal amount of which to be issued shall be in accordance with Section 2.01(b) hereof and as set forth in any Company Order for the authentication and delivery of Debentures pursuant to the Indenture, and the form and terms of which shall be as set forth hereinafter.

(b) Principal Amount. Debentures in an initial aggregate principal amount of $600,000,000 shall, upon execution of this Third Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Debentures in accordance with a Company Order. Additional Debentures may be issued from time to time pursuant to this Third Supplemental Indenture on the same terms and conditions as the Debentures issued under this Third Supplemental Indenture in all respects, except for any difference in the issue date, issue price and, if applicable, the first payment of interest thereon and the initial interest accrual date. Additional Debentures issued pursuant to this Third Supplemental Indenture will be consolidated with, and will form a single series with, the previously outstanding Debentures issued pursuant to this Third Supplemental Indenture unless such additional Debentures will not be treated as fungible for U.S. tax purposes with the Debentures issued as of the date of this Third Supplemental Indenture. Any additional Debentures issued under this Third Supplemental Indenture will rank equally and ratably in right of payment with the Debentures originally issued under this Third Supplemental Indenture.

(c) Authorized Denominations. The denominations in which Debentures shall be issuable is a minimum of $25 principal amount and integral multiples of $25 thereafter.

Section 2.02 Repayment.

The principal of, and all accrued and unpaid interest on, all Outstanding Debentures shall be due and payable on April 15, 2042 or, if such date is not a Business Day, the following Business Day (the “Maturity Date”).

Section 2.03 Form.

The Debentures shall be substantially in the form of Exhibit A attached hereto and shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Debentures issued in definitive form will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holders at such address as shall appear in the Security Register or by wire transfer in immediately available funds to the bank account number of the Holders specified in writing by the Holders not less than 10 days before the relevant Interest Payment Date and entered in the Security Register by the Securities Registrar. The Debentures may be presented for registration of transfer or exchange at the Securities Registrar Office. The Debentures are initially solely issuable as Global Securities. The Depository Trust Company is hereby designated as Depositary. Registered Debentures shall be physically transferred to all beneficial owners in definitive form in exchange for their beneficial interests in a Global Security if the Depositary with respect to such Global Securities notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, as the case may be, and a successor Depositary is not appointed by the Company within 90 days of such notice.

In addition, beneficial interests in the Global Securities may be exchanged for definitive certificated Debentures upon request by or on behalf of the Depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Debentures in connection with an Event of Default. If the Company determines at any time that the Debentures shall no longer be represented by a Global Security, the Company shall inform the Depositary of such determination which will, in turn, notify participants of their right to withdraw their beneficial interest from the Global Security. If such participants then elect to withdraw their beneficial interests, the Company shall issue certificates in definitive form in exchange for such beneficial interests in the Global Security. Any Global Security, or portion thereof, that is exchangeable pursuant to this Section 2.03 shall be exchangeable for Debenture certificates registered in the names directed by the Depositary.

Section 2.04 Rate of Interest; Interest Payment Date.

(a) Rate of Interest. The Debentures shall bear interest from and including April 5, 2012 to but excluding April 15, 2022 or earlier Redemption Date of the Debentures, at the rate of 7.875% per annum, payable as set forth in clause (b) below computed on the basis of a 360-day year comprised of twelve 30-day months. Commencing on April 15, 2022, the Debentures shall bear interest at a floating annual rate, reset quarterly on the first day of each Floating Rate Interest Period by the Calculation Agent, equal to Three-Month LIBOR, determined for each Floating Rate Interest Period as set forth herein, plus 5.596% (the “Floating Rate”), payable as set forth in clause (b) below. The amount of Floating Rate interest payable on the Debentures for any Floating Rate Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year. Interest scheduled for payment but not paid upon any Interest Payment Date, including interest not required to be paid due to deferral under the terms of this Third Supplemental Indenture, shall bear Additional Interest from the originally scheduled payment date therefor at the rate borne by the Debentures; provided that (i) if a scheduled Interest Payment Date with respect to a Fixed Rate Interest Period is not a Business Day, interest payable on such Interest Payment Date shall be paid on the next succeeding day that is a Business Day, and no interest will accrue as a result of any such postponement, and (ii) if a scheduled Interest Payment Date with respect to a Floating Rate Interest Period is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding day that is a Business Day, and interest will continue to accrue during such postponement. Interest will accrue from and including the last Interest Payment Date in respect of which interest has been paid or duly provided for to but excluding the following Interest Payment Date.

(b) Interest Payment Dates. Subject to the other provisions hereof, interest on the Debentures shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2012 (each such date, an “Interest Payment Date”).

Section 2.05 Interest Deferral.

(a) Option to Defer Interest Payments.

(i) So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right on one or more occasions, to defer the payment of interest on the Debentures for one or more Interest Periods up to ten consecutive years, provided that no Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date of the Debentures or other redemption in full of the Debentures. If the Company shall fail to pay interest on the Debentures on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five

Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Additional Interest) on the Debentures, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.05.

(ii) During a Deferral Period, interest (including Additional Interest) will continue to accrue on the Debentures at the then applicable interest rate, compounded quarterly, as of each Interest Payment Date to the extent permitted by applicable law.

(iii) The Company shall pay all deferred interest, including Additional Interest, in accordance with the provisions of Section 307 of the Indenture applicable to Defaulted Interest.

(b) Payment of Deferred Interest. On the Maturity Date or if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded, the Company shall pay all accrued and unpaid interest, including deferred interest (including Additional Interest), from any available funds. On any Interest Payment Date the Company may pay any accrued and unpaid interest from any available funds.

(c) Notice of Deferral. The Company shall provide written notice to the Trustee and the Holders of the Debentures of its election to commence or continue any Deferral Period at least one Business Day and not more than sixty Business Days prior to the applicable Interest Payment Date. Notice of the Company’s election of a Deferral Period shall be given to the Trustee and each Holder of Debentures at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid. Notwithstanding the foregoing, the failure of the Company to provide notice in accordance with this Section 2.05(c) of its election to commence or continue any Deferral Period, including any deemed election as provided in Section 2.05(a)(i), shall not affect the validity of such deferral hereunder.

Section 2.06 Events of Default.

Solely for purposes of the Debentures, Section 501 of the Indenture shall be deleted and replaced by the following:

Section 501 Events of Default.

“Event of Default”, wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of interest in full, including Additional Interest, on any Debenture for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period or on the Maturity Date; or

(2) default in the payment of principal of or premium, if any, on any Debenture on the Maturity Date or upon redemption; or

(3) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company in an involuntary case under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(4) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property and such official is not discharged within 60 days, or the making by it of a general assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the Holders of the Debentures in connection with any failure by the Company to comply with any covenant or warranty of the Company contained in the Indenture (other than any covenant referred to in Section 501(1) or (2)), unless the Trustee is directed to exercise such remedies pursuant to and subject to the provisions of Section 512 of the Indenture. In connection with any such exercise of remedies, the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such failure to comply were an Event of Default. The Trustee shall not be charged with knowledge or notice of any such failure to comply unless and until it shall have received the foregoing direction under Section 512 of the Indenture.

Section 2.07 Securities Registrar; Paying Agent; Delegation of Trustee Duties.

(a) The Company appoints The Bank of New York Mellon Trust Company, N.A., as Security Registrar and Paying Agent with respect to the Debentures.

Section 2.08 Subordination.

The subordination provisions of Article Twelve of the Indenture shall apply to the Debentures, provided that, for purposes of such Article Twelve, Senior Indebtedness will not include (a) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business (i.e., trade accounts payable), (b) any indebtedness which by its terms expressly provides that it is not senior to the Debentures, (c) any of the Company’s indebtedness owed to a Person who is a Subsidiary or employee of the Company, (d) the Income Capital Obligation Notes due 2067 of the Company issuable pursuant to the Junior Subordinated Indenture, dated as of February 12, 2007, between the Company and Wilmington Trust Company (as successor trustee to LaSalle Bank National Association), as trustee, (e) the 8.125% Fixed-To-Floating Rate Junior Subordinated Debentures due 2068 of the Company issued pursuant to the Indenture, as supplemented by the First Supplemental Indenture, dated as of June 6, 2008, between the Company and the Trustee, or (f) the 10% Fixed-To-Floating Rate Junior Subordinated Debentures due 2068 of the Company issued pursuant to the Indenture, as supplemented by the Second Supplemental Indenture, dated as of October 17, 2008, between the Company and the Trustee, and, in each case, the Debentures shall be pari passu with such indebtedness.

Section 2.09 Satisfaction and Discharge.

The provisions of Section 401 and Article 13 of the Indenture shall apply to the Debentures.

ARTICLE 3

COVENANTS

Section 3.01 Dividend and Other Payment Stoppages.

So long as any Debentures remain Outstanding, if the Company shall have given notice of its election to defer interest payments on the Debentures but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company other than:

(i) any purchase, redemption or other acquisition of shares of Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy Common Stock entered into prior to the beginning of such Deferral Period, including under a contractually binding stock repurchase plan;

(iii) as a result of any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;

(iv) any purchase of, or payment of cash in lieu of, fractional interests in shares of the Company’s capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

(v) the redemption or repurchase of rights in accordance with any stockholders’ rights plan; or

(b) make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities or guaranties that rank equally with the Debentures (“Parity Securities”) or junior to the Debentures other than (i) any payment of current or deferred interest on Parity Securities made pro rata to the amounts due on such Parity Securities (including the Debentures) and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or (ii) any payment of principal on Parity Securities necessary to avoid a breach of the instrument governing such Parity Securities.

ARTICLE 4

REDEMPTION OF THE DEBENTURES

Section 4.01 Redemption.

(a) The Debentures shall be redeemable in accordance with Article Eleven of the Indenture, except to the extent otherwise provided in this Third Supplemental Indenture:

(i) in whole at any time or in part from time to time on or after April 15, 2022; or

(ii) in whole, but not in part, at any time prior to April 15, 2022, within 90 days after the occurrence of a Tax Event or Rating Agency Event;

provided that no partial redemption pursuant to Section 4.01(a)(i) shall be effected (x) unless at least $25 million aggregate principal amount of the Debentures shall remain Outstanding after giving effect to such redemption and (y) if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (including Additional Interest), shall have been paid in full on all Outstanding Debentures for all Interest Periods terminating on or before the Redemption Date.

(b) Notwithstanding Section 1102 of the Indenture, the Debentures shall be subject to partial redemption only in the amount of $25 and integral multiples of $25 thereafter.

Section 4.02 Redemption Price.

The Redemption Price for any redemption pursuant to Section 4.01 will be equal to (1) in the case of any redemption pursuant to Section 4.01(a)(i), 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date or (2) in the case of any redemption pursuant to Section 4.01(a)(ii), the greater of (i) 100% of the principal amount of the Debentures being redeemed, and (ii) the Make-Whole Redemption Amount, in each case, plus accrued and unpaid interest to but excluding the Redemption Date. The Company shall give the Trustee prompt notice of the determination of any Redemption Price provided for in clause (2) of this Section and the Trustee shall have no responsibility for determining such Redemption Price.

ARTICLE 5

ORIGINAL ISSUE OF DEBENTURES

Section 5.01 Calculation of Original Issue Discount

If during any calendar year any original issue discount shall have accrued on the Debentures, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) by January 31 of the following calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Debentures as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE 6

MISCELLANEOUS

Section 6.01 Effectiveness.

This Third Supplemental Indenture will become effective upon its execution and delivery.

Section 6.02 Effect of Recitals.

The recitals contained herein and in the Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture or of the Debentures. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Debentures or the proceeds thereof.

Section 6.03 Ratification of Indenture.

The Indenture as supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 6.04 Tax Treatment.

The Company agrees, and by acceptance of a Debenture or a beneficial interest in a Debenture each Holder of a Debenture and any Person acquiring a beneficial interest in a Debenture agrees, to treat the Debentures as indebtedness for United States federal income tax purposes.

Section 6.05 Governing Law.

This Third Supplemental Indenture, the Indenture as supplemented hereby and the Debentures shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.06 Severability.

In case any provision in this Third Supplemental Indenture, the Indenture as supplemented hereby or in the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

* * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Liam E. McGee
Name: Liam E. McGee
Title: Chairman, President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name: Richard Tarnas
Title: Vice President

Exhibit A

FORM OF DEBENTURE

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]1

[1]	Insert in Global Securities.

No.	Principal Amount:
Issue Date:	CUSIP:

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

7.875% FIXED-TO-FLOATING RATE

JUNIOR SUBORDINATED DEBENTURE DUE 2042

THE HARTFORD FINANCIAL SERVICES GROUP, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [Cede & Co.]2, or registered assigns, the principal sum of                          Dollars ($                        ), and all accrued and unpaid interest thereon on April 15, 2042 or, if such date is not a Business Day, the following Business Day (the “Maturity Date”).

The Company further promises to pay interest on said principal sum from and including April 5, 2012, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for (subject to the Company’s right to defer payment of interest as set forth herein and in the Indenture), quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2012 and ending on April 15, 2022, at the rate of 7.875% per annum, on the basis of a 360-day year consisting of twelve 30-day months, and thereafter to pay interest on said outstanding principal sum quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on July 15, 2022, at a floating annual rate equal to Three-Month LIBOR plus 5.596%, computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year, until the principal hereof is paid or duly provided for or made available for payment. Interest scheduled for payment but not paid upon any Interest Payment Date, including interest not required to be paid due to the Company having exercised its right to defer payment of interest set forth herein and in the Indenture, shall bear Additional Interest from the originally scheduled payment date therefor at the rate then applicable to this Security, as provided in the Indenture.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record

[2]	Insert in Global Securities.

Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes. Each Holder hereof, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

As provided in the Indenture, so long as no Event of Default has occurred and is continuing, the Company shall have the right on one or more occasions, to defer the payment of interest for one or more Interest Periods up to ten consecutive years, provided that no Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date hereof or other redemption in full hereof. If the Company shall fail to pay interest hereon on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date. If the Company shall have paid all deferred interest (including Additional Interest) hereon, the Company shall have the right to elect to begin a new Deferral Period as provided in the Indenture.

Payment of the principal of (and premium, if any) and any interest on this Security will be made at the office or agency of the Company maintained for that purpose in The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Any additional Securities issued under the same CUSIP as this Security shall be fungible with this Security for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:
Name:
Title:

Certificate of Authentication

This is one of the Securities referred to in the within-mentioned Indenture.

Dated:

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of June 6, 2008 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented and amended by the Third Supplemental Indenture, dated as of April 5, 2012, between the Company and the Trustee (the “Third Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. The terms of the Securities include those stated in the Indenture, and the Securities are subject to all such terms. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $600,000,000.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be redeemable at the option of the Company in accordance with the terms of the Indenture. In particular, this Security is redeemable:

(a) in whole at any time or in part from time to time on or after April 15, 2022; or

(b) in whole, but not in part, at any time prior to April 15, 2022 within 90 days after the occurrence of a Tax Event or Rating Agency Event;

provided that no such partial redemption shall be effected (x) unless at least $25 million aggregate principal amount of Securities of this series shall remain Outstanding after giving effect to such redemption and (y) if the principal amount of the Securities of this series shall have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (including Additional Interest), shall have been paid in full on all Outstanding Securities of this series for all Interest Periods terminating on or before the Redemption Date.

Notice of redemption shall be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder of Securities of this series to be redeemed at its registered address. The notice of redemption for such Securities shall state, among other things, the amount of Securities of this series to be redeemed, the Redemption Date, if not then ascertainable, the manner in which the Redemption Price shall be calculated and the place or places that payment shall be made upon presentation and surrender of such Securities to be redeemed. Unless the Company defaults in the payment of the Redemption Price together with accrued interest, interest will cease to accrue on any Securities of this series that have been called for redemption on the Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Installments of accrued and unpaid interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of the Securities of this series, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms.

The Indenture contains provisions for satisfaction, discharge and defeasance of the entire indebtedness on this Security, upon compliance by the Company with certain conditions set forth therein.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiples of $25 thereafter. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Security Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.